Exhibit 99.2

AGREEMENT TO PURCHASE SHARES IN VIMPELCOM LIMITED

This Agreement (the "Agreement") is made the 15th day of August 2012

Between:

(1)
Altimo Cooperatief U.A., a cooperative with excluded liability (coöperatie) organized under the laws of the Netherlands registration No. 34344220, whose registered address is at Teleportboulevard 140, 1043EJ Amsterdam, the Netherlands (the "Purchaser"); and

(2)
NATIXIS, a Société Anonyme (joint stock company) constituted and existing under French law with a share capital of EUR 4,937,943,670.40, registered with the Paris Registre du Commerce et des Sociétés (Trade and Companies Register) under no. 542 044 524 and having its registered office at 30, avenue Pierre Mendès-France, 75013 Paris, France (the "Seller").

Whereas:

(A)
VimpelCom Ltd. is a company organized and existing under the laws of Bermuda, company number: 43271, whose registered address is at OM2 BLD., Floor 2, Claude Debussylaan 15, Amsterdam P7 1082 MC, the Netherlands (the "Company").

(B)
the Seller has agreed to sell and the Purchaser has agreed to purchase 12,000,000 American Depositary Receipts of par value US$0.001 each of the Company (the "Shares"), on and subject to the terms of this Agreement.

It is Agreed:

1.	Interpretation

1.1	In this Agreement, unless otherwise defined, the following words and expressions have the meanings respectively set opposite them:

"Business Day" means a day (except a Saturday or Sunday) on which banks are generally open for business in Paris, France, London, England, Amsterdam, Netherlands, Nicosia, Cyprus and Hamilton, Bermuda;

"Completion" means completion of the sale and purchase of the Shares pursuant to this Agreement in accordance with its terms;

"Encumbrance" means a charge, debenture, mortgage, pledge, lien, security interest, title retention, assignment, restriction, right of first refusal, option, right of pre-emption or other third party right or interest of any kind, or any other agreement or arrangement having a similar effect;

"Governmental Authority" means any state or any political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions on behalf of the state or its political subdivision, including, without limitation, any government authority, ministry, agency, board, commission or instrumentality and subdivisions thereof; any court, tribunal or arbitrator; and any self-regulatory organization acting on behalf of the state or itself pursuant to the rights granted thereto by applicable Law.

"Law" means any federal, state, local or foreign law, statute or ordinance, or any rule, regulation, standard, judgment, order, writ, injunction, ruling, decree or agency requirement of any Governmental Authority.

"Parties" means the parties to this Agreement and "Party" means either of them;

"Purchase Price" means US$120,000,000 (One hundred twenty million United States dollars);

"Transaction" means the transaction contemplated by this Agreement with respect to the sale by the Seller and the purchase by the Purchaser of the Shares;

1.2	In this Agreement, unless the context otherwise requires:

(a)	references to this Agreement or any other document include this Agreement or such other document as varied, modified or supplemented in any manner from time to time;

(b)	references to recitals, clauses and schedules and sub-divisions of them are references to the recitals and clauses of, and schedules to, this Agreement and sub-divisions of them respectively; and

(c)	headings are inserted for convenience only and shall be ignored in construing this Agreement.

2.	Sale and purchase of Shares

On and subject to the terms of this Agreement, the Seller shall sell, and the Purchaser shall purchase, the Shares free from all Encumbrances on and with effect from the Completion.

3.	Consideration

3.1	The Parties agree that the sole consideration for the transfer of the Shares pursuant to this Agreement is the Purchase Price, which will be payable by the Purchaser in accordance with clause 4.1.

4.	Completion

4.1
On the date hereof, the Purchaser will pay the Purchase Price by electronic transfer of funds on the date of this Agreement into the Seller’s following account: Deutsche Bank Trust Company Americas, New York / BKTRUS33 - Fedwire 021001033 - Acc 04 437 031 Beneficiary : Natixis (Natixis Capital Market) / NATXFRPPMAR.

4.2
Subject to the Seller receiving the Purchase Price under clause 4.1, the Seller will cause the Shares to be delivered to the following Purchaser’s depo account no later than one Business Day following receipt of the Purchase Price: Purchaser’s depo account in Alfa-Bank: C5111000 Alfa-Bank’s account in Euroclear: 11247.

4.3
Performance by the Purchaser and the Seller of their respective obligations under clauses 4.1 and 4.2 above shall constitute Completion, which therefore shall not be deemed to have occurred until, and unless, all such obligations have been duly performed.

5.	Warranties

5.1	The Seller warrants to the Purchaser and the Purchaser warrants to the Seller that:

(a)	it has the right, power and authority to enter into, deliver and perform its obligations under this Agreement;

(b)	it has taken all necessary corporate or other action to authorise the execution and delivery by it of, and performance by it of its obligations under, this Agreement;

(c)	this Agreement does not conflict with any provision of its organizational documents and constitutes a valid, legal and binding agreement, enforceable against it in accordance with its terms;

(d)	it is not a “US Person” as such term is defined in the Securities Act of 1933 or the Securities Exchange Act of 1934, as applicable;

(e)	where applicable, none of its affiliates or subsidiaries that are US Persons have been involved in the Transaction, including negotiations and any arrangements relating thereto;

(f)	it is entering into this Agreement as principal and not as agent, attorney-in-fact or otherwise on behalf of any third party, including any third party that is or may be deemed to be a US Person;

(g)
it is entering into the Transaction in good faith and for a genuine business purpose, and its intention to enter into the Transaction has not been formed on the basis of material, non-public information regarding the Company other than the fact that the Purchaser intends to perform the transactions described in Schedule 1; and

(h)	the Transaction will be executed entirely outside the United States of America.

5.2	The Seller warrants to the Purchaser that:

(a)	the Seller is the sole legal and beneficial owner of the Shares and has the right to transfer the full legal and beneficial interest in the Shares to the Purchaser;

(b)	the Shares are not be affected by any Encumbrance and there are no arrangements or obligations that could result in the creation of any Encumbrance affecting any of the Shares; and

(c)	upon Completion, the Purchaser will acquire full legal and beneficial title to the Shares, free from all Encumbrances.

6.	Entire agreement and variation

6.1
This Agreement contains the entire agreement and understanding of the Parties and supersedes all prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of the Transaction. Each Party agrees and acknowledges that it has not relied on, or been induced to enter into this Agreement by, a warranty, statement, representation or undertaking which is not expressly included in this Agreement.

6.2	No variation, supplement, deletion or replacement of or from this Agreement or any of its terms is effective unless made in writing and signed by or on behalf of each Party.

7.	Notices

7.1	Method of giving a notice or other communication

A notice in connection with this Agreement must be in writing, in English, signed by or on behalf of the person giving it and delivered by hand or sent by recorded delivery post or by fax to the relevant Party to the address or fax number set out below:

(a)	Purchaser

Address: Teleportboulevard 140, 1043EJ Amsterdam, the Netherlands

Fax: +7 495 981 44 48

For the attention of: Yuri V. Musatov

(b)	Seller:

Natixis / SES department

47, Quai d’Austerlitz

75013 Paris - FRANCE

Tel:                      +33 1 58 19 18 32

Facsimile:               +33 1 58 19 18 30

Attention:               Customer Transaction Team

Email: LD-NCS-CUSTOMERTRANSACTIONS@natixis.com

Time that notice or communication is deemed given

A notice or other communication that complies with clause 7.1 is deemed given: (i) if delivered by hand, at the time of delivery; (ii) if sent by recorded delivery post, at 9.00 am (in the delivery location) on the third Business Day after the day of posting; and (iii) if sent by fax, at the time of its transmission.

7.2	Governing law

This Agreement, including any non-contractual obligation arising therefrom, is governed by and must be interpreted in accordance with English law.

7.3	Jurisdiction

Any difference or dispute arising out of or in connection with this Agreement, including any questions regarding its existence, validity or termination shall be submitted to the exclusive jurisdiction of the courts of England.

7.4	Service of process

A document which starts, or is otherwise required to be served in connection with, any Dispute (a "Process Document") may be served in the same way as notices in accordance with clause 7.  This clause 7.5 does not prevent a Process Document being served in any other manner permitted by applicable Law.  Each Party must at all times maintain an agent for service of process in England and Wales. Purchaser appoints Law Debenture Corporate Services Limited, Fifth Floor, 100 Wood Street, London EC2V 7EX as its agent to accept service of any Process Document in England.  Seller appoints Natixis London Branch, Cannon Bridge House, 25 Dowgate Hill, London EC4R 2YA as its agent to accept service of any Process Document in England.  If the agent ceases to be able to act as such or to have an address within the jurisdiction of the English courts, each Party must promptly appoint another agent (with an address for service within the jurisdiction of the English courts) and notify the other of the identity and address of such new agent.

8.	Miscellaneous

8.1	Each Party shall execute and deliver all such instruments and other documents and take all such actions as necessary or advisable to give full effect to the provisions of this Agreement.

8.2
No Party may disclose information relating to the negotiation, existence or provisions of this Agreement unless it has first obtained the other Party's permission, such information is, or prior to such disclosure has become, available to the public other than as a result of an act or omission by such Party; or it is required by applicable Law or a competent Governmental Authority or stock exchange.

8.3	Each Party will pay its own costs and expenses in relation to the negotiation, preparation and implementation of this Agreement.

8.4	The Seller may not assign its rights and obligations under this Agreement to any person at any time without the prior written consent of the Purchaser.

8.5	This Agreement may be executed in any number of counterparts, each of which when executed and delivered must be an original, but all of which when taken together will constitute a single instrument.

8.6	No person other than a Party may enforce this Agreement by virtue of the Contracts (Rights of Third Parties) Act 1999.

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In witness whereof this Agreement has been entered into the day and year first above written.

Signed by	)
for and on behalf of	)	__/s/ Franz Wolf___________________
Director
Altimo Cooperatief U.A.	)
in the presence of	)	__/s/ A.L. van Haaften______________
Director

Witness signature:	__/s/ Yuri Mikhailenko_________
Witness name:	Yuri Mikhailenko
Witness address:	902 Summer Dreams
Majestic Ocean Plaza
Gibraltar

Witness signature:	__/s/ Lars van Marreio_________
Witness name:	Lars van Marreio
Witness address:	Orangefield Trust (Netherlands) B.V.
Teleportboulevard 140
P.O. Box 2838
1000 CV Amsterdam
The Netherlands

Signed by	)
for and on behalf of	)	__/s/ Mohamed El Babsiri____________
Deputy Head of Equity Markets
NATIXIS	)
in the presence of	)	__/s/ David Berger ______________
Deputy Business Manager

Witness signature:	__/s/ Renaud Marie-Thérèse_____
Witness name:	Renaud Marie-Thérèse

Witness address:	4, Rue du Marché
77380 COMBS LA VILLE

SPA_Altimo_Natixis_Signature Page